Exhibit 99.1

SiriusXM Reports First Quarter Year 2022 Results

•Revenue in First Quarter 2022 of $2.19 Billion; an Increase of 6% Year-Over-Year
•First Quarter 2022 Net Income Climbs to $309 Million; Diluted EPS of $0.08
•Adjusted EBITDA of $690 Million, an Increase of 1% Year-Over-Year
•Year-to-Date Capital Returns to Stockholders of $1.3 Billion
•SiriusXM Reiterates Full-Year Subscriber and Financial Guidance

NEW YORK – April 28, 2022 – SiriusXM today announced first quarter 2022 operating and financial results, including revenue of $2.19 billion, an increase of 6%, compared to the prior year period. The company recorded net income of $309 million in the first quarter 2022 compared to $219 million in the prior year. Net income per diluted common share was $0.08 in the first quarter 2022 compared to $0.05 in the prior year period.

Adjusted EBITDA reached $690 million in 2022, climbing 1% from $682 million in the first quarter of 2021.

"SiriusXM delivered a record first quarter churn rate of just 1.6%, and we drove a 9% increase in average revenue per user to a new all-time high. Overall, the first quarter marked a great start to the year, even as SiriusXM’s near-term subscriber growth remains limited by supply constraints in the automotive industry. We are making substantial investments to grow our advertising platform through new podcast agreements and to grow SiriusXM digital with enhanced brand and performance marketing. In the first quarter, we returned $1.3 billion to our stockholders through regular and special dividends and common stock repurchases. We remain on track to attain our full-year subscriber and financial guidance," said Jennifer Witz, Chief Executive Officer of SiriusXM.

“Content will always power our strong listenership and sustained subscriber loyalty at SiriusXM, and this quarter we continued to expand our offering through new agreements with artists and creators. We have announced multiple distribution and advertising sales agreements with top podcast brands such as Crooked Media, and several agreements include new content developed specifically for the SiriusXM platform. We kept our content fresh by launching an array of new pop-up channels and resumed even more live performances with legendary artists,” added Witz.

BUSINESS AND CONTENT UPDATE

New vehicle penetration at all-time high. SiriusXM’s hardware was incorporated into approximately 83% of new vehicles sold in the United States in the first quarter of 2022, up from approximately 81% in the first quarter of 2021. SiriusXM’s enabled fleet grew to nearly 146 million vehicles, up 9% from a year prior.

SiriusXM expands content offering and offers even more live performances. SiriusXM continues to add compelling and timely content across music genres, talk, entertainment, sports and comedy. SiriusXM introduced listeners to new, limited-time artist channels from the legendary and prolific artist Joni Mitchell, rock and soul icon Tina Turner, decade-spanning alt-rocker Avril Lavigne, and genre-bending country superstar Maren Morris. The company also launched a year-long channel from one of the bestselling acts in music history, Red Hot Chili Peppers, and curated artist-branded channels that drew headlines and subscriber attention, such as Neil Young Radio and the David Bowie Channel. SiriusXM gave listeners access to great live performances by major artists including Avril Lavigne, John Legend, John Mayer and Kelly Rowland.

Podcast business continues to grow. SXM Media, the company’s combined advertising sales organization, continues to be a dominant force in podcast ad sales, ranking as the #1 podcast advertising network in weekly U.S. listener reach according to Edison Research. SXM Media currently represents three of the top 15 podcasts in the country according to Edison Research, including Crime Junkie, Office Ladies, Dateline NBC, and soon a fourth, Pod Save America.

2022 GUIDANCE AND FINANCIAL UPDATE
The Company reiterates full-year 2022 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA, and free cash flow as follows:

•SiriusXM self-pay net subscriber additions of approximately 500,000,
•Total revenue of approximately $9.0 billion,
•Adjusted EBITDA of approximately $2.8 billion, and
•Free cash flow of approximately $1.55 billion.

“Following nearly $1.1 billion paid in special and recurring dividends in February, and approximately $200 million in first quarter common stock repurchases, we ended the quarter with net debt to adjusted EBITDA of 3.5 times, flat from year-end 2021 on a pro forma basis after giving effect to the approximately $1.0 billion special dividend. Our balance sheet remains well-positioned, and earlier this month we opportunistically executed a $500 million two-year term loan, the proceeds of which we used to refinance a portion of our revolving credit facility balance at a more favorable interest rate. We retain significant flexibility to continue investing to grow our business, pursue external opportunities, and continue returning capital to stockholders,” said Sean Sullivan, Chief Financial Officer of SiriusXM.

FIRST QUARTER 2022 SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — SiriusXM and the Pandora and Off-platform business. Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. The financial and operating highlights below exclude the impact of share-based payment expense.

SIRIUSXM SEGMENT

•Self-Pay Subscribers Remain at 32.0 Million. SiriusXM self-pay subscribers decreased modestly by 25,000, and paid promotional subscribers decreased by 54,000. Continuing impacts of new vehicle trial structures with certain automakers contributed to negative paid promotional net additions during the quarter. Total subscribers were 34.0 million at March 31, 2022. The total SiriusXM trial funnel stood at approximately 6.9 million at the end of the quarter, up from 6.8 million at the end of the fourth quarter of 2021. Self-pay monthly churn remained approximately flat during the quarter but notched a first quarter record at 1.6%.

•SiriusXM Revenue Increased 6% to $1.7 Billion. First quarter 2022 revenue grew 6% to $1.7 billion compared to the first quarter of 2021. This growth was driven by a 9% increase in SiriusXM’s average revenue per user (ARPU) to $15.53 and a 3% increase in SiriusXM self-pay subscribers, partially offset by the effects of a lower base of paid promotional subscribers.

•Gross Profit Increased 8% to $1.1 Billion and Gross Margin Remained Stable. Total cost of services at SiriusXM increased by 4% to $649 million for the quarter compared to the corresponding quarter in 2021. Gross profit at SiriusXM totaled $1.1 billion, an increase of 8% compared to the 2021 period, producing a gross margin of 62%, a 1 percentage point increase from the prior-year.

•SiriusXM Continued to Offer Special Programming. During the quarter, SiriusXM created special programming recognizing women and Black artists. In March, Women’s History Month, the company devoted a channel to the defining, female-led festival tour of the 90s, with The Lilith Fair Tribute Channel. It aired alongside a variety of other programming dedicated to female artists across genres. Earlier, for Black History Month, SiriusXM worked with artists to create the Aretha Franklin Channel, Miles Davis Radio, and The Motown Channel. The company also launched It’s Showtime at The Apollo! Comedy, a channel dedicated to the legendary and star-making variety show. The channel showcased the very best stand-up from the program’s decades-long run, including early performances from some of today’s biggest comedians.

•Creating Synergies and Opportunities with Podcasts. During the quarter, SiriusXM also created opportunities for podcast talent to appear on SiriusXM with new channels and shows. The company launched Freakonomics Radio Network, the first streaming channel to be dedicated to a podcast. Freakonomics Radio Network is a curated collection of the best of the award-winning series. SiriusXM launched two new live call-in shows: Open Lines on Faction, in which the hosts of the popular horror comedy podcast Last Podcast on the Left talk directly with listeners about a paranormal topic of their choice; and It's Me, Tinx LIVE, on the

Stars channel, in which the well-known digital creator and host of the popular podcast by the same name, gives advice directly to listeners.

PANDORA AND OFF-PLATFORM SEGMENT

•Advertising Revenue Increased 8% to $336 Million. First quarter ad revenue in the Pandora and Off-platform segment, including the company’s podcasting business, increased by 8% year-over-year to $336 million, a record for first quarter ad revenue. Ad revenue in the off-platform business climbed 43% year-over-year to nearly $95 million in the first quarter. Ad revenue also benefited from strong monetization of $89.77 per thousand hours at Pandora, compared to $85.69 from the prior year.

•Total Advertising-Supported Listener Hours of 2.68 Billion. Monthly Active Users (MAUs) at Pandora were 50.6 million in the first quarter of 2022, down from 55.9 million in the prior year period. Total ad-supported listener hours were 2.68 billion in the first quarter of 2022, down from 2.87 billion in the 2021 period.

•Self-Pay Subscribers Increase Modestly. Self-pay subscribers to the Pandora Plus and Pandora Premium services increased by 4,000 in the first quarter of 2022 to end the period flat at 6.3 million.

•Gross Profit Flat. Subscriber revenue increased by 1%, advertising revenue increased by 8% and total cost of services increased by 8% during the first quarter of 2022. This resulted in gross profit in the Pandora and Off-platform segment of $137 million, flat with the corresponding 2021 period, and produced a gross margin for the year of 29%, down 2 percentage points from prior year period.

•Continued Focus on Content. During the quarter, Pandora created new ways for listeners to experience the music they love with a personalized station Mode curated by Lebron James on Pandora’s UNINTERRUPTED Radio and a special Valentine’s Day station featuring Pandora’s “Top Thumb Hundred” most popular love songs of the past year. In addition, Pandora teamed up with SoundCloud to highlight innovative emerging artists with the new “Digicore by SoundCloud” station, and added a number of top Latin music artists to its suite of Billionaires Stations, highlighting artists with over one billion spins on Pandora.

•Expanding Podcast Representation. During the quarter, the company signed global multiyear exclusive agreements with Crooked Media, which showcases some of the most popular and critically acclaimed podcasts in the country such as “Pod Save America,” and reVolver, a leading multicultural, audio-on-demand content creator and publisher. These agreements secured the global advertising sales rights for SXM Media, and continued to expand the company's off-platform business and solidify SXM Media as a leader in the sales of audio advertising for podcasts.

Subscriber acquisition costs increased by 5% to $90 million in the first quarter of 2022 compared to the prior year period, driven by higher equipment installations by automakers. Sales and marketing costs increased by 28% to $259 million in 2022 compared to the prior year, boosted by increased performance marketing and the continuation of a multi-media national ad campaign promoting SiriusXM which was launched in late 2021. Engineering, design and development costs rose 9% to $59 million, and general and administrative expenses increased by 3% to $109 million in 2022.

Free cash flow was $258 million, up approximately 22% from the prior year period, primarily due to higher receipts from customers, partially offset by higher satellite capital expenditures.

Net income per diluted common share was $0.08 in the first quarter 2022 compared to $0.05 in the prior year period. The first quarter of 2021 was impacted by a $245 million non-cash impairment charges associated with the company's SXM-7 satellite loss and certain lease termination costs, and a $95 million benefit associated with a state tax audit settlement, a negative net impact of $0.02 per share.

FIRST QUARTER 2022 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2022	2021
Revenue:
Subscriber revenue	$1,713	$1,611
Advertising revenue	383	354
Equipment revenue	53	57
Other revenue	37	36
Total revenue	2,186	2,058
Operating expenses:
Cost of services:
Revenue share and royalties	670	640
Programming and content	140	130
Customer service and billing	125	117
Transmission	51	48
Cost of equipment	3	4
Subscriber acquisition costs	90	86
Sales and marketing	272	217
Engineering, design and development	67	64
General and administrative	123	121
Depreciation and amortization	135	132
Impairment, restructuring and acquisition costs	—	245
Total operating expenses	1,676	1,804
Income from operations	510	254
Other (expense) income:
Interest expense	(103)	(100)
Other income	2	3
Total other (expense) income	(101)	(97)
Income (loss) before income taxes	409	157
Income tax (expense) benefit	(100)	62
Net income (loss)	$309	$219
Foreign currency translation adjustment, net of tax	8	5
Total comprehensive income (loss)	$317	$224
Net income per common share:
Basic	$0.08	$0.05
Diluted	$0.08	$0.05
Weighted average common shares outstanding:
Basic	3,948	4,137
Diluted	4,024	4,222
Dividends declared per common share	$0.2719615	$0.014641

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$76	$191
Receivables, net	650	722
Related party current assets	13	21
Prepaid expenses and other current assets	317	246
Total current assets	1,056	1,180
Property and equipment, net	1,458	1,450
Intangible assets, net	3,166	3,186
Goodwill	3,180	3,151
Related party long-term assets	541	526
Deferred tax assets	200	200
Operating lease right-of-use assets	346	358
Other long-term assets	216	223
Total assets	$10,163	$10,274
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,179	$1,299
Accrued interest	71	173
Current portion of deferred revenue	1,451	1,454
Operating lease current liabilities	52	49
Related party current liabilities	68	5
Total current liabilities	2,821	2,980
Long-term deferred revenue	91	97
Long-term debt	9,832	8,832
Deferred tax liabilities	512	478
Operating lease liabilities	344	362
Other long-term liabilities	150	150
Total liabilities	13,750	12,899
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,940 and 3,968 shares issued; 3,940 and 3,967 shares outstanding at March 31, 2022 and December 31, 2021, respectively	4	4
Accumulated other comprehensive income, net of tax	23	15
Additional paid-in capital	—	—
Treasury stock, at cost; — and 1 shares of common stock at March 31, 2022 and December 31, 2021, respectively	(2)	(8)
Accumulated deficit	(3,612)	(2,636)
Total stockholders’ equity (deficit)	(3,587)	(2,625)
Total liabilities and stockholders’ equity (deficit)	$10,163	$10,274

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Three Months Ended March 31,
(in millions)	2022	2021
Cash flows from operating activities:
Net income	$309	$219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135	132
Non cash impairment and restructuring costs	—	245
Non-cash interest expense, net of amortization of premium	5	5
Provision for doubtful accounts	15	10
(Gain) loss on unconsolidated entity investments, net	(3)	1
Loss (gain) on other investments	3	(1)
Share-based payment expense	45	51
Deferred income tax expense (benefit)	29	(76)
Amortization of right-of-use assets	12	15
Changes in operating assets and liabilities:
Receivables	57	45
Related party, net	60	10
Prepaid expenses and other current assets	(71)	(20)
Other long-term assets	1	(4)
Accounts payable and accrued expenses	(116)	(173)
Accrued interest	(102)	(94)
Deferred revenue	(9)	(59)
Operating lease liabilities	(15)	(12)
Other long-term liabilities	—	(2)
Net cash provided by operating activities	355	292
Cash flows from investing activities:
Additions to property and equipment	(97)	(78)
Purchases of other investments	—	(3)
Acquisition of business, net of cash acquired	(44)	6
Investments in related parties and other equity investees	(1)	(5)
Repayment from related party	—	2
Net cash used in investing activities	(142)	(78)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(29)	(20)
Revolving credit facility, net	981	374
Principal payments of long-term borrowings	(1)	(1)
Common stock repurchased and retired	(206)	(522)
Dividends paid	(1,073)	(61)
Net cash used in financing activities	(328)	(230)
Net decrease in cash, cash equivalents and restricted cash	(115)	(16)
Cash, cash equivalents and restricted cash at beginning of period (1)	199	83
Cash, cash equivalents and restricted cash at end of period (1)	$84	$67

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	March 31, 2022	December 31, 2021	March 31, 2021	December 31, 2020
Cash and cash equivalents	$76	$191	$59	$71
Restricted cash included in Other long-term assets	8	8	8	12
Total cash, cash equivalents and restricted cash at end of period	$84	$199	$67	$83

Unaudited Results
Set forth below are our results of operations for the three months ended March 31, 2022 compared with the three months ended March 31, 2021. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis. Our results also exclude certain purchase price accounting adjustments related to other revenue and revenue share and royalties.

	For the Three Months Ended March 31,		2022 vs 2021 Change
	2022	2021	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,582	$1,481	$101	7%
Advertising revenue	47	42	5	12%
Equipment revenue	53	57	(4)	(7)%
Other revenue	37	36	1	3%
Total Sirius XM revenue	1,719	1,616	103	6%
Pandora and Off-platform:
Subscriber revenue	131	130	1	1%
Advertising revenue	336	312	24	8%
Total Pandora and Off-platform revenue	467	442	25	6%
Total consolidated revenue	2,186	2,058	128	6%
Cost of services
Sirius XM:
Revenue share and royalties	382	378	4	1%
Programming and content	122	113	9	8%
Customer service and billing	102	96	6	6%
Transmission	40	32	8	25%
Cost of equipment	3	4	(1)	(25)%
Total Sirius XM cost of services	649	623	26	4%
Pandora and Off-platform:
Revenue share and royalties	288	262	26	10%
Programming and content	10	9	1	11%
Customer service and billing	22	19	3	16%
Transmission	10	15	(5)	(33)%
Total Pandora and Off-platform cost of services	330	305	25	8%
Total consolidated cost of services	979	928	51	5%
Subscriber acquisition costs	90	86	4	5%
Sales and marketing	259	202	57	28%
Engineering, design and development	59	54	5	9%
General and administrative	109	106	3	3%
Depreciation and amortization	135	132	3	2%
Impairment, restructuring and acquisition costs	—	245	(245)	(100)%
Share-based payment expense (1)	45	51	(6)	(12)%
Total operating expenses	1,676	1,804	(128)	(7)%
Income (loss) from operations	510	254	256	101%
Other (expense) income:
Interest expense	(103)	(100)	(3)	(3)%
Other income	2	3	(1)	(33)%
Total other (expense) income	(101)	(97)	(4)	(4)%
Income (loss) before income taxes	409	157	252	161%
Income tax (expense) benefit	(100)	62	(162)	(261)%
Net income (loss)	$309	$219	$90	41%

Adjusted EBITDA	$690	$682	$8	1%

Gross Profit - Sirius XM	$1,070	$993	$77	8%
Gross Margin % - Sirius XM	62%	61%	1%	2%
Gross Profit - Pandora and Off-platform	$137	$137	$—	—%
Gross Margin % - Pandora and Off-platform	29%	31%	(2)%	(6)%
nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2022	2021
Programming and content - Sirius XM	$7	$7
Customer service and billing - Sirius XM	1	2
Transmission - Sirius XM	1	1
Programming and content - Pandora and Off-platform	1	1
Sales and marketing	13	15
Engineering, design and development	8	10
General and administrative	14	15
Total share-based payment expense	$45	$51

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of March 31, 2022 compared to March 31, 2021:

	As of March 31,		2022 vs 2021 Change
(subscribers in thousands)	2022	2021	Amount	%
Sirius XM
Self-pay subscribers	32,014	31,013	1,001	3%
Paid promotional subscribers	1,940	3,486	(1,546)	(44)%
Ending subscribers	33,954	34,499	(545)	(2)%
Sirius XM Canada subscribers	2,523	2,600	(77)	(3)%

Pandora and Off-platform
Monthly active users - all services	50,554	55,870	(5,316)	(10)%
Self-pay subscribers	6,328	6,392	(64)	(1)%
Paid promotional subscribers	—	64	(64)	(100)%
Ending subscribers	6,328	6,456	(128)	(2)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2022 and 2021:

	For the Three Months Ended March 31,		2022 vs 2021 Change
(subscribers in thousands)	2022	2021	Amount	%
Sirius XM
Self-pay subscribers	(25)	126	(151)	(120)%
Paid promotional subscribers	(54)	(341)	287	84%
Net additions	(79)	(215)	136	63%
Weighted average number of subscribers	33,890	34,462	(572)	(2)%
Average self-pay monthly churn	1.6%	1.6%	—%	—%
ARPU (1)	$15.53	$14.30	$1.23	9%
SAC, per installation	$12.73	$10.90	$1.83	17%

Pandora and Off-platform
Self-pay subscribers	4	113	(109)	(96)%
Paid promotional subscribers	(69)	2	(71)	(3,550)%
Net additions	(65)	115	(180)	(157)%
Weighted average number of subscribers	6,356	6,385	(29)	—%
Ad supported listener hours (in billions)	2.68	2.87	(0.19)	(7)%
Advertising revenue per thousand listener hours (RPM)	$89.77	$85.69	$4.08	5%

Total Company
Adjusted EBITDA	$690	$682	$8	1%
Free cash flow	$258	$211	$47	22%
(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $49 and $45 for the three months ended March 31, 2022 and 2021, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended March 31,
(in millions)	2022	2021
Net income:	$309	$219
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs	—	245
Share-based payment expense	45	51
Depreciation and amortization	135	132
Interest expense	103	100
Other income	(2)	(3)
Income tax expense (benefit)	100	(62)
Adjusted EBITDA	$690	$682

Reconciliation of Free Cash Flow:

	For the Three Months Ended March 31,
(in millions)	2022	2021
Cash Flow information
Net cash provided by operating activities	$355	$292
Net cash used in investing activities	$(142)	$(78)
Net cash used in financing activities	$(328)	$(230)
Free Cash Flow
Net cash provided by operating activities	$355	$292
Additions to property and equipment	(97)	(78)
Purchases of other investments	—	(3)
Free cash flow	$258	$211

Reconciliation of SAC, per installation:

	For the Three Months Ended March 31,
(costs in millions and installs in thousands)	2022	2021
Subscriber acquisition costs, excluding connected vehicle services	$90	$86
Less: margin from sales of radios and accessories, excluding connected vehicle services	(50)	(53)
	$40	$33
Installations	3,125	3,068
SAC, per installation (a)	$12.73	$10.90
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. SiriusXM’s platforms collectively reach approximately 150 million listeners, the largest digital audio audience across paid and free tiers in North America, and deliver music, sports, talk, news, comedy, entertainment and podcasts. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM's subsidiaries Stitcher, Simplecast and AdsWizz make it a leader in podcast hosting, production, distribution, analytics and monetization. The Company’s advertising sales organization, which operates as SXM Media, leverages its scale, cross-platform sales organization and ad tech capabilities to deliver results for audio creators and advertisers. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: We have been, and may continue to be, adversely affected by supply chain issues as a result of the global semiconductor supply shortage; The ongoing COVID-19 pandemic has introduced significant uncertainty to our business; we face substantial competition and that competition is likely to increase over time; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our business depends in part on the auto industry; failure of our satellite would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Media contact:
Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com